UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 12, 2011

PACIFICHEALTH LABORATORIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-23495	22-3367588
(Commission File Number)	(IRS Employer Identification No.)

100 Matawan Road, Suite 150, Matawan, NJ	07747-3913
(Address of Principal Executive Offices)	(Zip Code)

(732) 739-2900
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - Registrant’s Business and Operations

Item 1.01    Entry into a Material Definitive Agreement

SECTION 5 - Corporate Governance and Management

Item 5.02	Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 12, 2011, we entered into an employment agreement with our President and Chief Executive Officer, Frederick Duffner.  Prior to this agreement, Mr. Duffner, who is also a member of our Board of Directors, had been serving in such capacities without an employment agreement.  The employment agreement provides for a term expiring December 31, 2012, subject to automatic annual renewals unless either party elects not to renew by 30-day prior notice to the other.  Mr. Duffner may terminate his employment at any time with 30 days prior written notice.

We will pay Mr. Duffner a base salary of $250,000 per year, subject to potential increases, and a potential bonus that cannot exceed his base salary.  Mr. Duffner’s eligibility for the bonus, and the amount of the bonus, will be based upon the company and/or Mr. Duffner achieving certain milestones to be established by the Compensation Committee of our Board of Directors in consultation with Mr. Duffner.

If we terminate Mr. Duffner’s employment other than for cause, or he terminates for good reason, as both terms are defined in the agreement, we will pay him nine (9) months of his base salary as severance.   Upon termination of Mr. Duffner’s employment, we may impose a restrictive covenant on him for up to twelve (12) months, provided that we must continue his severance payments to continue the covenant beyond nine (9) months.

Item 9.01. Financial Statements and Exhibits.

	(d)	Exhibits.

Exhibit Number		Description
10.1		Employment Agreement with Frederick Duffner dated April 12, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFICHEALTH LABORATORIES, INC.

Dated: April 12, 2011	By:	/s/ Stephen P. Kuchen
Stephen P. Kuchen
Chief Financial Officer

Exhibit Index

Exhibit Number	Description
10.1	Employment Agreement with Frederick Duffner dated April 12, 2011